Registration No. 333-86200
                                            Filed Pursuant to Rule 424(b)(3)

            Prospectus Supplement To Prospectus Dated April 30, 2002

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                    1,196,307 SHARES OF CLASS A COMMON STOCK

         The information with respect to "Considine Investment Company" in the table setting forth the shares to be sold by selling stockholders, which appears under "Selling Stockholders" in the Prospectus, dated April 30, 2002, of Apartment Investment and Management Company ("AIMCO"), is hereby amended and restated as follows:


                                      Amount Owned Prior        Amount Offered
Selling Stockholder                  to the Offering (1)          Hereby (2)
-------------------                  -------------------          ----------

Considine Investment Co. (3)               294,416                24,140 (4)

-----------------------

(1) Represents (i) shares of Common Stock owned by the Selling Stockholder, or
(ii) shares of Common Stock issuable in exchange for AIMCO Properties, L.P. Partnership Common Units ("OP Units") owned by the Selling Stockholder (each OP Unit may be exchanged for one share of Common Stock), in either case, as of September 27, 2005.

(2) Represents shares of Common Stock issuable in exchange for OP Units held by the Selling Stockholder.

(3) Terry Considine is the President and sole owner of Considine Investment Co. Mr. Considine is Chairman of the Board, Chief Executive Officer and President of AIMCO. The number of shares shown as owned by Considine Investment Co. prior to the offering is comprised of (i) 114,681 shares of Common Stock and (ii) 179,735 shares of Common Stock issuable in exchange for an equal number of OP Units. The shares owned by Considine Investment Co. represent less than 1% of the shares of Common Stock outstanding as of September 27, 2005.

(4) Considine Investment Co. may, from time to time, pledge some or all of these securities to Merrill Lynch Private Finance Inc. and/or its affiliate Merrill Lynch Bank USA (individually and collectively, "ML") to secure loans. If a default occurs under a loan, ML, its parent, Merrill Lynch & Co., Inc. or another subsidiary thereof may sell the shares issuable in exchange for such pledged OP Units under this Prospectus.



         The date of this Prospectus Supplement is September 28, 2005.